                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE:

The presentation of Time Warner Inc.'s historical financial performance reflects certain reclassifications made to the prior-year's financial information to conform to the current year's presentation. This includes a change in how the Company classifies the accretion of discounts on long-term film licensing arrangements. This income statement reclassification did not affect Net Income, Cash Provided by Operations and Free Cash Flow. (For further detail, refer to the attached notes.)


              TIME WARNER INC. REPORTS SECOND QUARTER 2004 RESULTS


NEW YORK, JULY 28, 2004 - Time Warner Inc. (NYSE:TWX) today reported financial results for its second quarter ended June 30, 2004.

In making the announcement, Chairman and Chief Executive Officer Dick Parsons said: "Time Warner once again delivered a very strong quarter, with a robust 10% revenue increase and an even better 17% increase in Adjusted Operating Income before Depreciation and Amortization. We continue to find innovative ways to create value and drive sustainable growth, while making the disciplined investments necessary to position us for future success. The foundation of our strategy continues to be running our businesses better than ever, with a focus on maintaining or extending their competitiveness. That's why we're particularly pleased that all of our business segments contributed to the Company's growth for the second consecutive quarter. This strong year-to-date performance across the board reinforces our confidence that we'll achieve our 2004 financial objectives."

Revenues for the quarter climbed 10% over the same period in 2003 to $10.9 billion, led by double-digit percentage increases at the Filmed Entertainment, Networks and Cable segments.

Operating Income before Depreciation and Amortization rose 30% to $2.6 billion in the quarter. Adjusted Operating Income before Depreciation and Amortization grew 17%. This excludes the impact of asset impairments and gains and losses on asset sales, as more fully discussed in the accompanying Performance of Segments section. Driving this increase was solid growth at all of the Company's segments.

Operating Income climbed 47% to $1.8 billion (24% excluding the aforementioned impairments and gain).

For the first six months of 2004, the Company generated $3.3 billion in Cash Provided by Operations and $1.7 billion of Free Cash Flow from Continuing Operations (a 35% conversion rate of Operating Income before Depreciation and Amortization). As of June 30, 2004, net debt totaled $18.1 billion, down from $22.7 billion at the end of 2003.

For the three months ended June 30, 2004, Diluted Income per Common Share before Discontinued Operations was $0.19 compared to $0.23 in last year's second quarter. The prior-year amount included certain items affecting comparability that are described in detail in the accompanying Consolidated Reported Net Income and Per Share Results section. The net impact of such items was to increase the prior-year results by $0.12 per diluted common share.

PERFORMANCE OF SEGMENTS

The schedules below reflect Time Warner's performance for the three months and six months ended June 30 by line of business (in millions):

THREE MONTHS AND SIX MONTHS ENDED JUNE 30:

                                                            THREE MONTHS              SIX MONTHS
                                                            ENDED JUNE 30,           ENDED JUNE 30,
REVENUES:                                                  2004        2003        2004        2003
                                                         --------    --------    --------    --------
AOL                                                      $  2,177    $  2,132    $  4,368    $  4,329
Cable                                                       2,116       1,923       4,159       3,765
Filmed Entertainment                                        3,091       2,757       6,078       5,121
Networks                                                    2,378       2,155       4,573       4,247
Publishing                                                  1,471       1,421       2,559       2,573
Intersegment Eliminations                                    (345)       (466)       (723)       (877)
                                                         --------    --------    --------    --------

TOTAL REVENUES                                           $ 10,888    $  9,922    $ 21,014    $ 19,158
                                                         ========    ========    ========    ========

OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION:
AOL (a)                                                  $    487    $    431    $    976    $    835
Cable                                                         817         752       1,567       1,443
Filmed Entertainment (b)                                      417         382         829         601
Networks (c)                                                  661         359       1,396         859
Publishing (d)                                                357         230         527         378
Corporate (e)                                                (112)       (112)       (276)       (213)
Intersegment Eliminations                                      10          (7)         23          (2)
                                                         --------    --------    --------    --------

TOTAL OPERATING INCOME BEFORE
DEPRECIATION AND AMORTIZATION                            $  2,637    $  2,035    $  5,042    $  3,901
                                                         ========    ========    ========    ========

                                                            THREE MONTHS             SIX MONTHS
                                                            ENDED JUNE 30,          ENDED JUNE 30,
OPERATING INCOME:                                          2004        2003        2004        2003
                                                         --------    --------    --------    --------
AOL (a)                                                  $    276    $    210    $    553    $    404
Cable                                                         443         401         829         760
Filmed Entertainment (b)                                      339         305         674         456
Networks (c)                                                  602         303       1,285         755
Publishing (d)                                                288         164         390         245
Corporate (e)                                                (120)       (122)       (300)       (231)
Intersegment Eliminations                                      10          (7)         23          (2)
                                                         --------    --------    --------    --------

TOTAL OPERATING INCOME                                   $  1,838    $  1,254    $  3,454    $  2,387
                                                         ========    ========    ========    ========

-----------

(a) For the three and six months ended June 30, 2004, includes a $10 million non-cash impairment related to an agreement to sell a building.

(b) For the three and six months ended June 30, 2003, includes a $43 million gain related to the sale of a consolidated theater chain in the UK.

(c) For the three and six months ended June 30, 2003, includes a non-cash impairment of $178 million in intangible assets related to the winter sports teams (the Atlanta Thrashers, an NHL team, and the Atlanta Hawks, an NBA team). For the six months ended June 30, 2004, includes a $7 million loss related to the sale of the winter sports teams.

(d) For the three and six months ended June 30, 2003, includes a non-cash impairment of $99 million in goodwill and intangible assets related to the Time Warner Book Group. For the six months ended June 30, 2004, includes an $8 million gain related to the sale of a building.

(e) For the three and six months ended June 30, 2004, includes $14 million and $67 million, respectively, of costs associated with the relocation from the Company's former corporate headquarters.

Presented below is a discussion of Time Warner's business segments for the second quarter of 2004, unless otherwise noted.

AMERICA ONLINE

America Online's Operating Income before Depreciation and Amortization climbed 13% in the quarter on a 2% increase in Revenues. Excluding the 2004 quarter's non-cash impairment charge of $10 million related to an agreement to sell a building, Operating Income before Depreciation and Amortization grew 15%.

Operating Income rose 31%.

The 2% growth in America Online's Revenues was due to improved Advertising Revenues, which climbed 23% ($42 million), led by higher revenues from paid search ($31 million). Subscription Revenues were essentially flat, reflecting favorable foreign currency exchange rates at AOL Europe ($28 million) and the consolidation of AOL Japan ($18 million) and AOL Latin America ($13 million), offset by declines in US Subscription Revenues and an increase in value-added taxes at AOL Europe.

The increase in Operating Income before Depreciation and Amortization reflected lower consolidated network expenses (a 23% decline, or a reduction of $147 million) and higher Advertising Revenues. This was offset partially by lower US Subscription Revenues and increased non-network expenses, particularly marketing, despite an approximate $25 million adjustment to reduce excess marketing accruals established in prior periods.

Operating Income increased due to the aforementioned changes in Operating Income before Depreciation and Amortization, as well as lower depreciation and amortization expense.

At June 30, 2004, the AOL service had 23.4 million members in the US, a decrease of 668,000 for the quarter. The quarter's decline reflects a decrease of 753,000 members in trial and retention programs, offset partly by an 85,000 increase in billed subscribers. The AOL service in Europe had 6.3 million members at June 30, 2004, reflecting a decrease of 88,000 for the quarter.

CABLE

Cable's Operating Income before Depreciation and Amortization climbed 9% in the quarter on a 10% increase in Revenues. Operating Income rose 10%.

Subscription Revenues grew 10%, driven by a 25% increase in high-speed data revenues ($86 million), enhanced digital video services and higher basic cable rates. Advertising Revenues climbed 7%.

The increase in Operating Income before Depreciation and Amortization reflected the growth in Revenues and increased contributions from the high-speed data business, offset partially by a 12% increase in video programming costs ($51 million), as well as higher marketing and general operating expenses. Operating Income before Depreciation and Amortization included the costs associated with the roll-out of the new Digital Phone service and a $7 million incremental reserve related to a legal claim settled in the quarter.

The growth in Operating Income reflected the aforementioned changes in Operating Income before Depreciation and Amortization, offset in part by higher depreciation and amortization.

At the end of the quarter, Time Warner Cable managed 10.9 million basic video cable subscribers, which included nearly 1.6 million subscribers in unconsolidated joint ventures. Basic video cable subscribers declined 21,000 from the prior quarter. Time Warner Cable added 124,000 net digital video subscribers during the quarter for a total of 4.6 million subscribers, which represented 42% of basic video cable subscribers. In addition, at the end of the quarter, Time Warner Cable had 591,000 subscribers to its Digital Video Recorder service and nearly 1.3 million subscribers to its Subscription Video-On-Demand services, representing 13% and 28% of digital video customers, respectively.

Time Warner Cable added 127,000 net residential high-speed data subscribers in the quarter for a total of 3.5 million subscribers, which represented 19% of eligible homes passed. The net residential additions in the quarter included a net decline of non-Road Runner subscribers.

Time Warner Cable remains on track to deploy Digital Phone to essentially all of its 31 divisions by the end of 2004. At June 30, 2004, Digital Phone was commercially available in 15 of Time Warner Cable's divisions.

FILMED ENTERTAINMENT

Filmed Entertainment's Operating Income before Depreciation and Amortization climbed 9% in the quarter on a 12% increase in Revenues. Excluding the 2003 quarter's $43 million gain on an asset sale, Operating Income before Depreciation and Amortization grew 23%.

Operating Income rose 11% (29% excluding the aforementioned gain).

Driving the increase in Filmed Entertainment's Revenues was higher theatrical and television home video revenues, theatrical product sales to television networks, and international and domestic theatrical revenues.

The increase in Operating Income before Depreciation and Amortization, excluding the aforementioned gain, reflected higher contributions from theatrical and television home video sales, higher theatrical sales to television networks and lower film valuation adjustments, offset in part by higher production costs and lower revenues from consumer product license fees. Key contributors to the quarter's results were New Line's The Lord of the Rings franchise and Warner Bros.' Harry Potter franchise. Operating Income increased due to the aforementioned changes in Operating Income before Depreciation and Amortization, offset partially by a slight increase in depreciation.

For the year through July 5, Warner Bros. and New Line generated $714 million and $197 million, respectively, in domestic box office receipts - combining for an industry-leading share of 19.4%.

Notable theatrical releases during the quarter included Warner Bros.' Harry Potter and the Prisoner of Azkaban and Troy, which to date have generated worldwide box office receipts of $703 million and $484 million, respectively.

Top home video releases during the quarter included Warner Bros.' The Matrix Revolutions, The Last Samurai and Mystic River, as well as New Line's The Lord of the Rings: The Return of the King.

Earlier this month, Warner Bros. Television received 39 Primetime Emmy nominations, led by The West Wing with 12 nominations - the most of any broadcast show - including its fifth straight nomination for Outstanding Drama, which it has won the last four years.

NETWORKS

Networks' Operating Income before Depreciation and Amortization climbed 84% in the quarter on a 10% increase in Revenues. Excluding the 2003 quarter's non-cash impairment charge of $178 million related to the winter sports teams, Operating Income before Depreciation and Amortization grew 23%.

Operating Income rose 99% (25% excluding the aforementioned impairment).

Growth in Revenues was due to increases in Subscription, Advertising and Content revenues. The 14% gain in Subscription Revenues resulted from higher rates and subscribers at Turner and HBO, as well as the favorable resolution of certain contractual agreements at Turner and HBO ($50 million in aggregate). Advertising Revenues rose 6%, led by 8% growth at the Turner networks, due primarily to higher CPMs and sellouts. Content Revenues climbed 15%, due mainly to higher home video sales of HBO original programming.

The increase in Operating Income before Depreciation and Amortization, excluding the aforementioned impairment, was driven by higher Revenues at HBO and Turner, as well as lower bad debt expense ($41 million) and improved results from the Atlanta Braves baseball team. This growth was offset partly by higher expenses, including greater programming expenses ($100 million) and marketing expenses.

Operating Income increased due to the changes in Operating Income before Depreciation and Amortization, offset partially by modestly higher levels of depreciation and amortization.

Among advertising-supported cable networks, TNT finished the quarter #1 in prime time and total-day delivery of all key adult audiences. TBS scored its best ever second quarter delivery among Adults 18-34 in both prime time and total day, and ranked #2 behind TNT in total-day delivery of all key adult audiences.

HBO received a record 124 Primetime Emmy nominations - the most in HBO's history as well as the most of any network for the fourth year in a row. Angels in America led all contenders with 21 nominations, while The Sopranos received 20 nominations, the most for any series. Turner Broadcasting System received a total of seven nominations, including four for TNT and three for Cartoon Network.

PUBLISHING

Publishing's Operating Income before Depreciation and Amortization rose 55% in the quarter on a 4% increase in Revenues. Excluding the 2003 quarter's non-cash impairment charge of $99 million related to the Time Warner Book Group, Operating Income before Depreciation and Amortization climbed 9%.

Operating Income grew 76% (10% excluding the aforementioned impairment).

The 4% gain in Revenues was led by 10% higher Advertising Revenues, due mainly to increases at Time, Real Simple, Fortune, Sports Illustrated, Entertainment Weekly and In Style. Subscription Revenue growth of 14% was related primarily to a decrease in subscription allowances, due in part to timing. In addition, both Advertising and Subscription revenues benefited from the favorable effects of foreign currency exchange rates. This growth was offset in part by decreases in Content and Other revenues due mainly to the 2003 sale of the Time Life direct marketing operation ($87 million).

The increase in Operating Income before Depreciation and Amortization, excluding the aforementioned impairment, reflects growth in print advertising, the absence of the prior-year $18 million loss at Time Life and the favorable effects of currency exchange rates. This growth was offset partially by the absence of the prior-year quarter's $24 million reduction in health, welfare and legal accruals. The current year results also included $7 million of incremental expenses related to new magazine launches. Operating Income further reflected essentially flat levels of depreciation and amortization.

The Time Warner Book Group added 16 titles to The New York Times bestseller list this quarter, bringing the year-to-date total to 30. Major new titles included David Sedaris's Dress Your Family in Corduroy and Denim and Nicholas Sparks' Three Weeks with My Brother.

CONSOLIDATED REPORTED NET INCOME AND PER SHARE RESULTS

For the three months ended June 30, 2004, the Company reported Net Income of $777 million, or $0.17 per diluted common share ($0.19 per diluted common share before discontinued operations). This compares to Net Income in 2003 of $1.064 billion, or $0.23 per diluted common share. Certain items in the prior-year amount affected comparability, including $277 million in pre-tax non-cash impairments of goodwill and intangible assets at the Networks and Publishing segments, a $43 million pre-tax gain on a Filmed Entertainment asset sale, $6 million of pre-tax restructuring charges, $760 million of other income associated with the Microsoft settlement and $391 million of pre-tax net investment gains. In aggregate, these items had the net effect of increasing the previous-year's net income by $528 million (net of taxes) or $0.12 per diluted common share. Excluding such items, the growth in Net Income and Diluted Net Income per Share was driven primarily by an increase in Operating Income and lower interest expense, which were offset in part by losses from discontinued operations.

USE OF OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION, ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION AND USE OF FREE CASH FLOW

The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income before Depreciation and Amortization excluding the impact of non-cash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales (referred to herein as Adjusted Operating Income before Depreciation and Amortization). Both Operating Income before Depreciation and Amortization and Adjusted Operating Income before Depreciation and Amortization are considered important indicators of the operational strength of the Company's businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Moreover, Adjusted Operating Income before Depreciation and Amortization does not reflect the diminution in value of goodwill and intangible assets or gains and losses on asset sales. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures, such as capital expenditures, investment spending and return on capital.

The Company also utilizes Free Cash Flow to evaluate the performance of its businesses. Free Cash Flow is Cash Provided by Operations (as defined by accounting principles generally accepted in the United States) less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company's ability to reduce net debt and make strategic investments.

Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company's Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

ABOUT TIME WARNER INC.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Time Warner Inc. issued a separate release today regarding its full-year 2004 business outlook.

The Company's earnings conference call can be heard live at 10 am ET on Wednesday, July 28, 2004. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS:
Edward Adler (Corporate Communications)
(212) 484-6630

Tricia Primrose Wallace (Corporate Communications)
(212) 484-7450

Mia Carbonell (Corporate Communications)
(212) 484-6684

John Martin (Investor Relations)
(212) 484-6579

Jim Burtson (Investor Relations)
(212) 484-8719


                                      # # #

                                TIME WARNER INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)



                                                                              JUNE 30,      DECEMBER 31,
                                                                               2004            2003
                                                                             ---------       ---------
                                                                                 (MILLIONS, EXCEPT
ASSETS                                                                           PER SHARE AMOUNTS)
CURRENT ASSETS
Cash and equivalents ..................................................      $   6,226       $   3,040
Receivables, less allowances of $2.033 and $2.079 billion .............          4,655           4,908
Inventories ...........................................................          1,422           1,390
Prepaid expenses and other current assets .............................          1,210           1,255
Current assets of discontinued operations .............................             34           1,675
                                                                             ---------       ---------

Total current assets ..................................................         13,547          12,268

Noncurrent inventories and film costs .................................          4,267           4,465
Investments, including available-for-sale securities ..................          3,841           3,770
Property, plant and equipment .........................................         12,593          12,559
Intangible assets subject to amortization .............................          3,957           4,229
Intangible assets not subject to amortization .........................         39,656          39,656
Goodwill ..............................................................         39,557          39,459
Other assets ..........................................................          2,866           2,745
Noncurrent assets of discontinued operations ..........................             --           2,632
                                                                             ---------       ---------
Total assets ..........................................................      $ 120,284       $ 121,783
                                                                             =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable ......................................................      $   1,284       $   1,629
Participations payable ................................................          2,371           1,955
Royalties and programming costs payable ...............................          1,144           1,022
Deferred revenue ......................................................            971           1,065
Debt due within one year ..............................................          3,161           2,287
Other current liabilities .............................................          4,903           6,091
Current liabilities of discontinued operations ........................             95           1,574
                                                                             ---------       ---------
Total current liabilities .............................................         13,929          15,623

Long-term debt ........................................................         21,151          23,458
Deferred income taxes .................................................         14,617          13,291
Deferred revenue ......................................................          1,504           1,621
Mandatorily convertible preferred stock ...............................          1,500           1,500
Other liabilities .....................................................          3,921           3,950
Minority interests ....................................................          5,511           5,401
Noncurrent liabilities of discontinued operations .....................             33             901

SHAREHOLDERS' EQUITY
Series LMCN-V common stock, $0.01 par value, 171.2 million shares
     outstanding in each period .......................................              2               2
Time Warner common stock, $0.01 par value, 4.397 and
     4.365 billion shares outstanding .................................             44              44
Paid-in capital .......................................................        155,953         155,578
Accumulated other comprehensive loss, net .............................           (324)           (291)
Accumulated deficit ...................................................        (97,557)        (99,295)
                                                                             ---------       ---------
Total shareholders' equity ............................................         58,118          56,038
                                                                             ---------       ---------
Total liabilities and shareholders' equity ............................      $ 120,284       $ 121,783
                                                                             =========       =========


See accompanying notes.

                                TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                               THREE MONTHS              SIX MONTHS
                                                                               ENDED JUNE 30,           ENDED JUNE 30,
                                                                            2004         2003         2004         2003
                                                                          --------     --------     --------     --------
                                                                                 (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues:
     Subscriptions ...................................................    $  5,514     $  5,118     $ 10,769     $ 10,053
     Advertising .....................................................       1,846        1,678        3,293        3,016
     Content .........................................................       3,237        2,771        6,354        5,348
     Other ...........................................................         291          355          598          741
                                                                          --------     --------     --------     --------

     Total revenues ..................................................      10,888        9,922       21,014       19,158

Costs of revenues ....................................................      (6,341)      (5,839)     (12,321)     (11,503)
Selling, general and administrative ..................................      (2,544)      (2,439)      (4,921)      (4,722)
Restructuring costs ..................................................           2           (6)           2          (30)
Amortization of intangible assets ....................................        (157)        (150)        (311)        (282)
Asset impairments ....................................................         (10)        (277)         (10)        (277)
Gains on disposal of assets ..........................................          --           43            1           43
                                                                          --------     --------     --------     --------


Operating income .....................................................       1,838        1,254        3,454        2,387

Interest expense, net ................................................        (383)        (453)        (787)        (881)
Other income, net ....................................................          33        1,112           64        1,206
Minority interest expense ............................................         (62)         (60)        (118)        (116)
                                                                          --------     --------     --------     --------
Income before income taxes, discontinued operations
     and cumulative effect of accounting change ......................       1,426        1,853        2,613        2,596
Income tax provision .................................................        (544)        (792)      (1,019)      (1,105)
                                                                          --------     --------     --------     --------

Income before discontinued operations and
     cumulative effect of accounting change ..........................         882        1,061        1,594        1,491
Discontinued operations, net of tax ..................................        (105)           3          110          (31)
                                                                          --------     --------     --------     --------

Income before cumulative effect of accounting change .................         777        1,064        1,704        1,460
Cumulative effect of accounting change, net of tax ...................          --           --           34           --
                                                                          --------     --------     --------     --------
Net income ...........................................................    $    777     $  1,064     $  1,738     $  1,460
                                                                          ========     ========     ========     ========

Basic income per common share before discontinued
     operations and cumulative effect of accounting change............    $   0.19     $   0.24     $   0.35     $   0.33
Discontinued operations ..............................................       (0.02)          --         0.02           --
Cumulative effect of accounting change ...............................          --           --         0.01           --
                                                                          --------     --------     --------     --------

Basic net income per common share.....................................    $   0.17     $   0.24     $   0.38     $   0.33
                                                                          ========     ========     ========     ========

Diluted income per common share before discontinued
     operations and cumulative effect of accounting change............    $   0.19     $   0.23     $   0.34     $   0.33
Discontinued operations ..............................................       (0.02)          --         0.02        (0.01)
Cumulative effect of accounting change ...............................          --           --         0.01           --
                                                                          --------     --------     --------     --------

Diluted net income per common share ..................................    $   0.17     $   0.23     $   0.37     $   0.32
                                                                          ========     ========     ========     ========

Average basic common shares ..........................................     4,561.7      4,500.5      4,555.4      4,491.8
                                                                          ========     ========     ========     ========
Average diluted common shares ........................................     4,700.7      4,648.9      4,698.1      4,586.8
                                                                          ========     ========     ========     ========

---------
See accompanying notes.

                                TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            SIX MONTHS ENDED JUNE 30,
                                   (UNAUDITED)

                                                                                          2004          2003
                                                                                         -------       -------
                                                                                              (MILLIONS)
OPERATIONS
Net income(a) .....................................................................      $ 1,738       $ 1,460
Adjustments for noncash and nonoperating items:
     Cumulative effect of an accounting change ....................................          (34)           --
     Depreciation and amortization ................................................        1,588         1,514
     Amortization of film costs ...................................................        1,437         1,346
     Asset impairments ............................................................           10           277
     Loss on writedown of investments .............................................            2           169
     Gain on sale of investments, net .............................................          (56)         (694)
     Equity in losses of investee companies and cash distributions ................           (7)           52
Changes in operating assets and liabilities, net of acquisitions ..................       (1,382)         (559)
Adjustments relating to discontinued operations ...................................           10           230
                                                                                         -------       -------
Cash provided by operations .......................................................        3,306         3,795
                                                                                         -------       -------
INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired ................................         (213)         (354)
Investments and acquisitions from discontinued operations .........................           --           (34)
Capital expenditures and product development costs from continuing operations .....       (1,341)       (1,220)
Capital expenditures from discontinued operations .................................           --           (43)
Investment proceeds from available-for-sale securities ............................           32           909
Investment proceeds from discontinued operations ..................................           --             6
Other investment proceeds .........................................................        2,640         1,373
                                                                                         -------       -------

Cash provided by investing activities .............................................        1,118           637
                                                                                         -------       -------

FINANCING ACTIVITIES
Borrowings ........................................................................        1,489         1,843
Debt repayments ...................................................................       (2,865)       (5,216)
Redemption of redeemable preferred securities of subsidiary .......................           --          (813)
Proceeds from exercise of stock options ...........................................          224           191
Principal payments on capital leases ..............................................         (102)          (67)
Other .............................................................................           16           (26)
                                                                                         -------       -------

Cash used by financing activities .................................................       (1,238)       (4,088)
                                                                                         -------       -------

INCREASE IN CASH AND EQUIVALENTS ..................................................        3,186           344

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD .......................................        3,040         1,730
                                                                                         -------       -------

CASH AND EQUIVALENTS AT END OF PERIOD .............................................      $ 6,226       $ 2,074
                                                                                         =======       =======

-------------------

(a) Includes net income from discontinued operations of $110 million for the six months ended June 30, 2004 and a net loss of $31 million for the six months ended June 30, 2003.


See accompanying notes.

                                TIME WARNER INC.
             RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
                      AND AMORTIZATION TO OPERATING INCOME
                              (MILLIONS, UNAUDITED)


THREE MONTHS ENDED JUNE 30, 2004

                                    OPERATING
                                     INCOME
                                     BEFORE
                                  DEPRECIATION
                                      AND                                             OPERATING
                                  AMORTIZATION     DEPRECIATION     AMORTIZATION       INCOME
                                  ------------     ------------     ------------     ------------
AOL(a) .......................    $        487     $       (170)    $        (41)    $        276
Cable ........................             817             (355)             (19)             443
Filmed Entertainment .........             417              (25)             (53)             339
Networks .....................             661              (51)              (8)             602
Publishing ...................             357              (33)             (36)             288
Corporate ....................            (112)              (8)              --             (120)
Intersegment elimination .....              10               --               --               10
                                  ------------     ------------     ------------     ------------
Total ........................    $      2,637     $       (642)    $       (157)    $      1,838
                                  ============     ============     ============     ============


THREE MONTHS ENDED JUNE 30, 2003

                                   OPERATING
                                    INCOME
                                    BEFORE
                                  DEPRECIATION
                                      AND                                             OPERATING
                                  AMORTIZATION   DEPRECIATION     AMORTIZATION         INCOME
                                  ------------     ------------     ------------     ------------
AOL ..........................    $        431     $       (177)    $        (44)    $        210
Cable ........................             752             (349)              (2)             401
Filmed Entertainment(b) ......             382              (23)             (54)             305
Networks(c) ..................             359              (47)              (9)             303
Publishing(d) ................             230              (25)             (41)             164
Corporate ....................            (112)             (10)              --             (122)
Intersegment elimination .....              (7)              --               --               (7)
                                  ------------     ------------     ------------     ------------
Total ........................    $      2,035     $       (631)    $       (150)    $      1,254
                                  ============     ============     ============     ============

-------------------------

(a) Operating income before depreciation and amortization and operating income includes a $10 million impairment of property, plant and equipment related to an agreement to sell a building in Virginia.

(b) Operating income before depreciation and amortization and operating income includes a $43 million gain related to the sale of a consolidated theater chain in the U.K.

(c) Operating income before depreciation and amortization and operating income includes a $178 million impairment of intangible assets related to the winter sports teams.

(d) Operating income before depreciation and amortization and operating income includes a $99 million impairment of goodwill and other intangible assets related to the Time Warner Book Group.

                                TIME WARNER INC.
             RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
                      AND AMORTIZATION TO OPERATING INCOME
                              (MILLIONS, UNAUDITED)


SIX MONTHS ENDED JUNE 30, 2004

                                   OPERATING
                                    INCOME
                                    BEFORE
                                  DEPRECIATION
                                      AND                                             OPERATING
                                  AMORTIZATION   DEPRECIATION     AMORTIZATION         INCOME
                                  ------------     ------------     ------------     ------------
AOL(a) .......................    $        976     $       (340)    $        (83)    $        553
Cable ........................           1,567             (701)             (37)             829
Filmed Entertainment .........             829              (49)            (106)             674
Networks(c) ..................           1,396             (100)             (11)           1,285
Publishing(d) ................             527              (63)             (74)             390
Corporate ....................            (276)             (24)              --             (300)
Intersegment elimination .....              23               --               --               23
                                  ------------     ------------     ------------     ------------
Total ........................    $      5,042     $     (1,277)    $       (311)    $      3,454
                                  ============     ============     ============     ============


SIX MONTHS ENDED JUNE 30, 2003

                                   OPERATING
                                    INCOME
                                    BEFORE
                                  DEPRECIATION
                                      AND                                             OPERATING
                                  AMORTIZATION   DEPRECIATION     AMORTIZATION         INCOME
                                  ------------     ------------     ------------     ------------
AOL ..........................    $        835     $       (348)    $        (83)    $        404
Cable ........................           1,443             (679)              (4)             760
Filmed Entertainment(b) ......             601              (43)            (102)             456
Networks(c) ..................             859              (92)             (12)             755
Publishing(d) ................             378              (52)             (81)             245
Corporate ....................            (213)             (18)              --             (231)
Intersegment elimination .....              (2)              --               --               (2)
                                  ------------     ------------     ------------     ------------
Total ........................    $      3,901     $     (1,232)    $       (282)    $      2,387
                                  ============     ============     ============     ============

     ---------------------------

(a) Operating income before depreciation and amortization and operating income includes a $10 million impairment of property, plant and equipment related to an agreement to sell a building in Virginia.

(b) Operating income before depreciation and amortization and operating income includes a $43 million gain related to the sale of a consolidated theater chain in the U.K.

(c) For the six months ended June 30, 2004, operating income before depreciation and operating income includes a $7 million loss on the finalization of the winter sports teams sale in the first quarter of 2004. For the six months ended June 30, 2003, operating income before depreciation and amortization and operating income includes a $178 million impairment of intangible assets related to the winter sports teams.

(d) For the six months ended June 30, 2004, operating income before depreciation and amortization and operating income includes an $8 million pre-tax gain on the sale of a building located in Virginia. For the six months ended June 30, 2003, operating income before depreciation and amortization and operating income includes a $99 million impairment of goodwill and other intangible assets related to the Time Warner Book Group.

                                TIME WARNER INC.
       RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND
      AMORTIZATION TO OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
                              (MILLIONS, UNAUDITED)



THREE MONTHS ENDED JUNE 30, 2004


                                     ADJUSTED
                                 OPERATING INCOME                      GAINS/       OPERATING INCOME
                                      BEFORE                          (LOSSES)           BEFORE
                                   DEPRECIATION         ASSET           FROM          DEPRECIATION
                                 AND AMORTIZATION    IMPAIRMENTS   ASSET DISPOSALS  AND AMORTIZATION
                                 ----------------    ------------    ------------   ----------------
AOL(a) .......................   $            497    $        (10)   $         --   $            487
Cable ........................                817              --              --                817
Filmed Entertainment .........                417              --              --                417
Networks .....................                661              --              --                661
Publishing ...................                357              --              --                357
Corporate ....................               (112)             --              --               (112)
Intersegment elimination .....                 10              --              --                 10
                                 ----------------    ------------    ------------   ----------------
Total ........................   $          2,647    $        (10)   $         --   $          2,637
                                 ================    ============    ============   ================


THREE MONTHS ENDED JUNE 30, 2003

                                     ADJUSTED                           GAINS/
                                 OPERATING INCOME                      (LOSSES)     OPERATING INCOME
                                      BEFORE                             FROM           BEFORE
                                   DEPRECIATION         ASSET           ASSET         DEPRECIATION
                                 AND AMORTIZATION    IMPAIRMENTS      DISPOSALS     AND AMORTIZATION
                                 ----------------    ------------    ------------   ----------------
AOL ..........................   $            431    $         --    $         --   $            431
Cable ........................                752              --              --                752
Filmed Entertainment(b) ......                339              --              43                382
Networks(c) ..................                537            (178)             --                359
Publishing(d) ................                329             (99)             --                230
Corporate ....................               (112)             --              --               (112)
Intersegment elimination .....                 (7)             --              --                 (7)
                                 ----------------    ------------    ------------   ----------------
Total ........................   $          2,269    $       (277)   $         43   $          2,035
                                 ================    ============    ============   ================

-------------------------

(a) Operating income before depreciation and amortization includes a $10 million impairment of property, plant and equipment related to an agreement to sell a building in Virginia.

(b) Operating income before depreciation and amortization includes a $43 million gain related to the sale of a consolidated theater chain in the U.K.

(c) Operating income before depreciation and amortization includes a $178 million impairment of intangible assets related to the winter sports teams.

(d) Operating income before depreciation and amortization includes a $99 million impairment of goodwill and other intangible assets related to the Time Warner Book Group.

                                TIME WARNER INC.
       RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND
      AMORTIZATION TO OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
                              (MILLIONS, UNAUDITED)




SIX MONTHS ENDED JUNE 30, 2004


                                     ADJUSTED                           GAINS/
                                 OPERATING INCOME                      (LOSSES)     OPERATING INCOME
                                      BEFORE                             FROM           BEFORE
                                   DEPRECIATION         ASSET           ASSET         DEPRECIATION
                                 AND AMORTIZATION    IMPAIRMENTS      DISPOSALS     AND AMORTIZATION
                                 ----------------    ------------    ------------   ----------------
AOL(a) .......................   $            986    $        (10)   $         --   $            976
Cable ........................              1,567              --              --              1,567
Filmed Entertainment .........                829              --              --                829
Networks(c) ..................              1,403              --              (7)             1,396
Publishing(d) ................                519              --               8                527
Corporate ....................               (276)             --              --               (276)
Intersegment elimination .....                 23              --              --                 23
                                 ----------------    ------------    ------------   ----------------
Total ........................   $          5,051    $        (10)   $          1   $          5,042
                                 ================    ============    ============   ================

SIX MONTHS ENDED JUNE 30, 2003

                                     ADJUSTED                           GAINS/
                                 OPERATING INCOME                      (LOSSES)     OPERATING INCOME
                                      BEFORE                            FROM            BEFORE
                                   DEPRECIATION         ASSET           ASSET         DEPRECIATION
                                 AND AMORTIZATION    IMPAIRMENTS      DISPOSALS     AND AMORTIZATION
                                 ----------------    ------------    ------------   ----------------
AOL ..........................   $            835    $         --    $         --   $            835
Cable ........................              1,443              --              --              1,443
Filmed Entertainment(b) ......                558              --              43                601
Networks(c) ..................              1,037            (178)             --                859
Publishing(d) ................                477             (99)             --                378
Corporate ....................               (213)             --              --               (213)
Intersegment elimination .....                 (2)             --              --                 (2)
                                 ----------------    ------------    ------------   ----------------
Total ........................   $          4,135    $       (277)   $         43   $          3,901
                                 ================    ============    ============   ================

---------------------------

(a) Operating income before depreciation and amortization includes a $10 million impairment of property, plant and equipment related to an agreement to sell a building in Virginia.

(b) Operating income before depreciation and amortization includes a $43 million gain related to the sale of a consolidated theater chain in the U.K.

(c) For the six months ended June 30, 2004, operating income before depreciation includes a $7 million loss on the finalization of the winter sports teams sale in the first quarter of 2004. For the six months ended June 30, 2003, operating income before depreciation and amortization and operating income includes a $178 million impairment of intangible assets related to the winter sports teams.

(d) For the six months ended June 30, 2004, operating income before depreciation and amortization includes an $8 million pre-tax gain on the sale of a building located in Virginia. For the six months ended June 30, 2003, operating income before depreciation and amortization and operating income includes a $99 million impairment of goodwill and other intangible assets related to the Time Warner Book Group.

                                TIME WARNER INC.
         RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
                              (MILLIONS, UNAUDITED)

Time Warner evaluates operating performance based on several factors, including free cash flow, which is defined as cash provided by operations less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any.


                                                               THREE MONTHS            SIX MONTHS
                                                              ENDED JUNE 30,          ENDED JUNE 30,
                                                           --------------------    --------------------
                                                             2004        2003        2004        2003
                                                           --------    --------    --------    --------
Cash provided by operations ............................   $  1,487    $  2,250    $  3,306    $  3,795
Less discontinued operations:
     Net (income) loss .................................        105          (3)       (110)         31
     Other changes .....................................        (84)         28         (10)       (230)
                                                           --------    --------    --------    --------

Cash provided by continuing operations .................      1,508       2,275       3,186       3,596
Capital expenditures and product development costs
     from continuing operations ........................       (784)       (680)     (1,341)     (1,220)
Principal payments on capital leases from
     continuing operations .............................        (54)        (36)       (102)        (67)
                                                           --------    --------    --------    --------

Free cash flow .........................................   $    670    $  1,559    $  1,743    $  2,309
                                                           ========    ========    ========    ========

                                TIME WARNER INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, AND UPDATE ON STATUS OF GOVERNMENT INVESTIGATIONS

DESCRIPTION OF BUSINESS

Time Warner Inc. ("Time Warner" or the "Company") is a leading media and entertainment company. Time Warner classifies its business interests into five fundamental areas: AOL, consisting principally of interactive services; Cable, consisting principally of interests in cable systems that provide video programming, high-speed data and Digital Phone services; Filmed Entertainment, consisting principally of feature film, television and home video production and distribution; Networks, consisting principally of cable television and broadcast networks; and Publishing, consisting principally of magazine and book publishing.

BASIS OF PRESENTATION

RECLASSIFICATIONS

Certain reclassifications have been made to prior-year's financial information to conform to the current year presentation, including a reclassification impacting the Company and the Filmed Entertainment segment's operating results to reflect a change in how the Company classifies the accretion of discounts on long-term film licensing arrangements. Previously, the Company classified the accretion of discounts on long-term film licensing arrangements within Operating Income. Such accretion is now being classified as a reduction of interest expense, net. The accretion for the three and six months ended June 30, 2004 was $28 million and $53 million, respectively, and for the three and six months ended June 30, 2003 was $25 million and $57 million, respectively. Such reclassifications did not affect Net Income, Cash Provided by Operations or Free Cash Flow.

USE OF OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION, ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION AND FREE CASH FLOW

The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income before Depreciation and Amortization excluding the impact of non-cash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales (referred to herein as Adjusted Operating Income before Depreciation and Amortization). Both Operating Income before Depreciation and Amortization and Adjusted Operating Income before Depreciation and Amortization are considered important indicators of the operational strength of the Company's businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Moreover, Adjusted Operating Income before Depreciation and Amortization does not reflect the diminution in value of goodwill and intangible assets or gains and losses on asset sales. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures such as capital expenditures, investment spending and return on capital.

The Company also utilizes Free Cash Flow to evaluate the performance of its businesses. Free Cash Flow is Cash Provided by Operations (as defined by accounting principles generally accepted in the United States) less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, dividends paid and

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company's ability to reduce debt and make strategic investments.

Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company's Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

WARNER VILLAGE CINEMAS S.P.A.

Warner Village Cinemas S.P.A. is a joint venture arrangement that operates cinemas in Italy and is owned 45% by Warner Bros., 45% by Village Cinemas International Pty. Ltd. (an Australian company) and 10% by a third-party investor. In April 2004, Warner Bros. and Village Cinemas International agreed that: (i) Warner Bros. would control the voting rights associated with Village Cinemas International's 45% interest and (ii) beginning in March 2007 and continuing for one year, Village Cinemas International can request that Warner Bros. buy Village Cinemas International's interest at fair value. In the event Warner Bros. does not agree to buy such interests, both Warner Bros. and Village Cinemas International would place their collective interests for sale. If such right is not exercised by Village Cinemas International, the voting rights associated with the 45% interest will revert to Village Cinemas International in March 2008.

As a result of controlling Village Cinemas International's voting interest, Warner Bros. began consolidating the results of Warner Village Cinemas S.P.A. in the second quarter of 2004. As permitted by accounting principles generally accepted in the United States, Warner Village Cinemas S.P.A.'s results have been consolidated retroactive to the beginning of the year. For the three and six months of 2004, Warner Village Cinemas' revenues were $23 million and $59 million, respectively, its Operating Income before Depreciation and Amortization was $2 million and $12 million, respectively, and its Operating Income was $0 and $8 million, respectively.

URBAN CABLE WORKS OF PHILADELPHIA, L.P.

Urban Cable Works of Philadelphia, L.P. ("Urban Cable") is an unconsolidated joint venture of Time Warner Cable Inc. ("TWC Inc."), with 52 thousand basic subscribers, that operates cable television systems in Philadelphia, Pennsylvania. Urban Cable is 40% owned by TWC Inc. and 60% owned by an investment group led by Inner City Broadcasting ("Inner City"). Under a management agreement, TWC Inc. is responsible for day-to-day management of Urban Cable. TWC Inc. and Inner City have agreed to settle certain disputes regarding the joint venture. TWC Inc. accrued $27 million in March 2004, based on an estimate of TWC Inc.'s cost to resolve this dispute, and accrued an additional $7 million during the second quarter in connection with the final settlement. TWC Inc. has also agreed to purchase, subject to receipt of applicable regulatory approvals, all of Inner City's interests in the venture for approximately $53 million in cash. In addition, upon consolidation of Urban Cable, TWC Inc. will eliminate debt and interest owed to it by Urban Cable of $65 million and will assume $58 million of Urban Cable's third party debt. This transaction is expected to close before the end of the year. For the six months ended June 30, 2004, Urban Cable's revenues, Operating Income before Depreciation and Amortization and Operating Income were $24 million, $8 million, and $2 million, respectively.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DISCONTINUED OPERATIONS PRESENTATION OF MUSIC SEGMENT

On March 1, 2004, the Company closed on the sale of its Warner Music Group's recorded music and music publishing businesses for $2.6 billion in cash and an option to reacquire a minority stake in the operations sold. On October 24, 2003, the Company closed on the sale of its DVD and CD manufacturing business for $1.05 billion in cash. Upon closing these transactions, the Company disposed of its entire music business. As previously discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "2003 Form 10-K"), the results of the Music segment are being presented as discontinued operations for all periods. See Note 5.

UPDATE ON STATUS OF GOVERNMENT INVESTIGATIONS

The Securities and Exchange Commission ("SEC") and the Department of Justice ("DOJ") continue to conduct investigations into accounting and disclosure practices of the Company. Those investigations are focused on transactions principally involving the Company's America Online unit that were entered into after July 1, 1999, including advertising arrangements and the methods used by the America Online unit to report its subscriber numbers.

In its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the SEC on March 28, 2003, the Company disclosed that the staff of the SEC had recently informed the Company that, based on information provided to the SEC by the Company, it was the preliminary view of the SEC staff that the Company's accounting for two related transactions between America Online and Bertelsmann AG should be adjusted. For a description of those transactions, see Management's Discussion and Analysis of Results of Operations and Financial Condition and Note 18 to the financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (filed with the SEC on March 15, 2004). At that time, the Company further disclosed that it had provided the SEC a written explanation of the basis for the Company's accounting for these transactions and the reasons why both the Company and its auditors continued to believe that these transactions had been accounted for correctly.

The staff of the SEC has continued to review the Company's accounting for the Bertelsmann transactions, as well as other transactions primarily at the America Online unit. In July 2003, the Office of the Chief Accountant of the SEC informed the Company that it had concluded that the accounting for these transactions is incorrect. Specifically, in the view of the Office of the Chief Accountant, the Company should have allocated some portion of the $400 million paid by Bertelsmann to America Online for advertising, which was run by the Company and recognized as revenue, as consideration for the Company's decision to relinquish its option to pay Bertelsmann in stock for its interests in AOL Europe, and therefore should have been reflected as a reduction in the purchase price for Bertelsmann's interest in AOL Europe, rather than as advertising revenue. The Division of Enforcement of the SEC continues to investigate the facts and circumstances of the negotiation and performance of these agreements with Bertelsmann, including the value of advertising provided thereunder, and, more recently, the staff of the SEC has reiterated its conclusion that the Company's accounting for the Bertelsmann transactions was incorrect.

The staff of the SEC continues to investigate, and the Company continues to discuss with the SEC staff, these and other transactions principally involving the America Online unit. It is possible that the Company may learn information as a result of the discussions with the SEC, the Company's ongoing review, and/or the SEC's ongoing investigation that would lead the Company to reconsider its views of the accounting for these transactions. It is also possible that restatement of the Company's financial statements with respect to these transactions may be necessary. In light of the conclusion of the Office of the Chief Accountant that the accounting for the Bertelsmann transactions is incorrect, it is likely that the SEC would not declare effective any registration statement of the Company or its affiliates, such as any potential initial public offering of Time Warner Cable Inc., until this matter is resolved.

As noted, the SEC staff continues to investigate a range of transactions principally involving the Company's America Online unit, including advertising arrangements and the methods used by the America Online unit to report its subscriber numbers. The DOJ also continues to investigate matters relating to these transactions and transactions involving certain third parties with whom America Online had commercial relationships. The Company intends to continue its efforts to cooperate with both the SEC and the DOJ investigations to resolve these matters. As part of its ongoing review, the Company reviews information that comes to its attention. For example, the Company has recently begun a review of the accounting related to the consolidation of, and equity accounting for, its interest in AOL Europe prior to January 2002. The Company may not currently have access to all relevant information that may come to light in these investigations, including but not limited to information in the possession of third parties who entered into agreements with America Online during the relevant time period. It is not yet possible to predict the outcome of these investigations and review, but it is possible that further restatement of the Company's financial statements may be necessary. It is also possible that, so long as there are unresolved issues associated with the Company's financial statements, the effectiveness of any registration statement of the Company or its affiliates may be delayed.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2: FASB INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES

Pursuant to the provisions of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN 46"), the Company began consolidating the operations of America Online Latin America, Inc. ("AOLA") as of March 31, 2004. In December 2003, the FASB issued a revision of FIN 46 ("FIN 46R") to replace FIN 46.

AOLA is a publicly traded entity whose significant shareholders include the Company, the Cisneros Group (a private investment company) and Banco Itau (a leading Brazilian bank). AOLA provides online services principally to customers in Brazil, Mexico, Puerto Rico and Argentina. The Company has no obligation to provide additional funding for AOLA's operations and the creditors of AOLA have no recourse to the Company.

In accordance with the transition provisions of FIN 46R, the assets and liabilities of AOLA were recorded in the Company's consolidated balance sheet as of March 31, 2004 in the amounts at which they would have been carried if FIN 46R had been effective when the Company first met the conditions to be considered the primary beneficiary of AOLA. Upon consolidating the balance sheet of AOLA, the Company recorded incremental assets of approximately $85 million and liabilities of $29 million, with the difference of $56 million recognized as the pre-tax cumulative effect of an accounting change ($34 million on an after-tax basis). Prior periods have not been restated. The Company consolidated the operating results of AOLA's operations commencing April 1, 2004. In order to provide the time necessary to consolidate and evaluate the AOLA financial information, the AOLA financial statements are consolidated by the Company on a one-quarter time lag. For the three months ended June 30, 2004, the Company recognized an Operating Loss before Depreciation and Amortization of $3 million and an Operating Loss of $6 million associated with AOLA.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3: OTHER TRANSACTIONS AND ITEMS AFFECTING COMPARABILITY

                                                        THREE MONTHS ENDED JUNE 30,              SIX MONTHS ENDED JUNE 30,
                                                        ---------------------------             ---------------------------
                                                          2004               2003                 2004               2003
                                                        -------             -------             -------             -------
Items that impact operating income:                                                 (MILLIONS)

Restructuring costs ..............................      $     2             $    (6)            $     2             $   (30)
Asset impairments ................................          (10)               (277)                (10)               (277)
Net gain on disposal of assets ...................           --                  43                   1                  43
                                                        -------             -------             -------             -------

Impact on operating income .......................           (8)               (240)                 (7)               (264)
                                                        -------             -------             -------             -------

Items that impact other income (expense), net:
Microsoft Settlement .............................           --                 760                  --                 760
Investment gains .................................           16                 542                  55                 651
Loss on investments, net .........................           (6)               (151)                 (9)               (157)
                                                        -------             -------             -------             -------

Impact on other income, net ......................           10               1,151                  46               1,254
                                                        -------             -------             -------             -------

Pre-tax impact ...................................            2                 911                  39                 990
Income tax impact ................................           (1)               (383)                (16)               (415)
                                                        -------             -------             -------             -------

After-tax impact .................................      $     1             $   528             $    23             $   575
                                                        =======             =======             =======             =======

RESTRUCTURING COSTS

Restructuring costs consist of charges related to employee terminations and exit activities, which are expensed in accordance with accounting principles generally accepted in the United States. During the three and six months ended June 30, 2004, the Company reflected a $2 million reduction in restructuring costs at AOL, reflecting changes in estimates of previously established restructuring accruals. During the three months ended June 30, 2003, the Company incurred restructuring costs of $6 million at Publishing. During the six months ended June 30, 2003, the Company incurred restructuring costs of $30 million, including $4 million at AOL, $8 million at Networks, and $18 million at Publishing. These costs are included in "restructuring costs" in the accompanying consolidated statement of operations.

ASSET IMPAIRMENTS

Impairment of Goodwill and Intangible Assets

During the second quarter of 2003, the Company recorded a $178 million intangible asset impairment charge related to the winter sports teams at the Networks segment and also recorded a $99 million goodwill and intangible asset impairment charge at the Publishing segment related to the Time Warner Book Group. These impairments were recognized as a result of fair value information obtained at the time through negotiations with third parties about the potential disposition of these businesses. These amounts are included in operating income in the accompanying 2003 consolidated statement of operations.

Impairment of Property Plant and Equipment

For the three and six months ended June 30, 2004, the Company recognized a $10 million impairment charge related to the pending sale of a building at the AOL segment, which is expected to close in the third quarter of 2004. This amount is included in operating income in the accompanying statement of operations.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

GAIN/(LOSS) ON DISPOSAL OF ASSETS

Sale of Winter Sports Teams

On March 31, 2004, the Company closed on the sale of an 85% interest in the Turner winter sports teams (the Atlanta Thrashers, an NHL team, and the Atlanta Hawks, an NBA team) and operating rights to Philips Arena, an Atlanta sports and entertainment venue. In addition to the $219 million impairment charge recognized in the second ($178 million) and third quarters ($41 million) of 2003, the Company recorded a $7 million pre-tax loss on the closing of the sale in the first quarter of 2004. Each of these losses were reflected as a component of operating income in the accompanying statement of operations.

Sale of Publishing Building

During the six months ended June 30, 2004, the Company recognized an $8 million pre-tax gain on the sale of a building located in Virginia, which was owned by the Publishing segment. This gain is reflected as a component of operating income in the statement of operations.

Sale of Interest in UK Cinemas

During the second quarter of 2003, the Company recognized a $43 million pre-tax gain on the sale of its interest in UK cinemas, which had previously been consolidated by the Filmed Entertainment segment. This gain is reflected as a component of operating income in the accompanying statement of operations.

MICROSOFT SETTLEMENT

As discussed in the 2003 Form 10-K, in the second quarter of 2003, Microsoft and Time Warner announced an agreement to settle the then-pending litigation between Microsoft and Netscape and to collaborate on long-term digital media initiatives that will accelerate the adoption of digital content (the "Microsoft Settlement"). As part of the settlement, Microsoft agreed to pay $750 million to Time Warner and Time Warner agreed to release Microsoft from the Netscape action and related antitrust claims. In addition, Microsoft agreed to a variety of noncash elements.

In determining the gain recognized in connection with the Microsoft Settlement, the Company valued the fair value of all noncash elements received at approximately $10 million in addition to the cash payment of $750 million. Accordingly, the total gain recognized by Time Warner as a result of the Microsoft Settlement is approximately $760 million, which is included in "Other income (expense), net," in the Company's consolidated statement of operations for the three and six months ended June 30, 2003.

INVESTMENT GAINS

During the three and six months ended June 30, 2004, the Company recognized $16 million and $55 million, respectively, of investment related gains. During the three months ended June 30, 2003, the Company recognized $542 million of investment related gains, including a $513 million gain from the sale of the Company's interest in Comedy Central and a $14 million gain on the sale of the Company's equity interest in an international theater chain. For the six months ended June 30, 2003, the Company recognized $651 million of investment related gains, including the Comedy Central gain previously noted, a $50 million gain from the sale of the Company's interest in Hughes Electronics Corp. ("Hughes") and gains of $49 million on the sale of the Company's equity interest in certain international theater chains.

These gains are included in "Other income, net" in the accompanying consolidated statement of operations.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

LOSS ON INVESTMENTS, NET

For the three and six months ended June 30, 2004, non-cash charges to reflect other-than-temporary declines in the Company's investments were $6 million and $9 million, respectively. This amount reflects $1 million and $2 million, respectively, to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value and $5 million and $7 million of losses, respectively, related to market fluctuations in equity derivative instruments.

For the three and six months ended June 30, 2003, non-cash charges to reflect other-than-temporary declines in the Company's investments were $151 million and $157 million, respectively. These amounts were comprised of $160 million and $170 million, respectively, to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value offset by income of $9 million and $13 million, respectively, to reflect market fluctuations in equity derivative instruments. Included in the second quarter 2003 charge was a writedown of $77 million of the Company's equity interest in AOL Japan and a $71 million writedown of the Company's equity interest in NTV-Germany.

These write-downs are included in "Other income, net" in the accompanying consolidated statement of operations.


NOTE 4:  INTERSEGMENT TRANSACTIONS

In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intercompany transactions include:

- The Filmed Entertainment segment generating content revenue by licensing television and theatrical programming to the Networks segment;

- The Networks segment generating subscription revenues by selling cable network programming to the Cable segment;

- The Cable segment recognizes Subscription revenue by offering the AOL service to its subscribers;

- The AOL, Cable, Networks and Publishing segments generating advertising revenue by cross-promoting the products and services of all Time Warner segments; and

- The AOL segment generating Other revenue by providing the Cable segment's customers access to the AOL Transit Data Network (ATDN) for high-speed access to the Internet.

These intersegment transactions are recorded by each segment at fair value as if the transactions were with third parties and, therefore, impact segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not themselves impact consolidated results. Additionally, transactions between divisions within the same reporting segment (e.g., a transaction between HBO and Turner) are eliminated in arriving at segment performance and therefore do not themselves impact segment results.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Revenues recognized by Time Warner's segments on intersegment transactions are as follows:


                                      THREE MONTHS ENDED JUNE 30,            SIX MONTHS ENDED JUNE 30,
                                      ---------------------------            -------------------------
                                        2004               2003               2004               2003
                                        ----               ----               ----               ----
                                                                 (MILLIONS)
INTERSEGMENT REVENUES
AOL ...............................     $ 15               $ 18               $ 30               $ 68
Cable .............................       12                 19                 26                 35
Filmed Entertainment ..............      146                263                334                437
Networks ..........................      152                147                295                299
Publishing ........................       20                 19                 38                 38
                                        ----               ----               ----               ----

   Total intersegment revenues ....     $345               $466               $723               $877
                                        ====               ====               ====               ====


NOTE 5: SALE OF MUSIC SEGMENT

With the closing of the WMG recorded music and music publishing transaction in the first quarter of 2004, the Company has disposed of its music operations. Accordingly, the Company has presented the results of operations and financial condition of the Music segment as discontinued operations for all periods presented.

Financial data of the Music operations, included in discontinued operations for the three and six months ended June 30, 2004 and 2003, is as follows:

                                    THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                    ---------------------------     ---------------------------
                                      2004                2003        2004                2003
                                    -------             -------     -------             -------
                                                             (MILLIONS)
Total revenues ..................   $    --             $   900     $   780             $ 1,665
Pre-tax income (loss) ...........       (93)                  2         (16)                (48)
Income tax (expense) benefit ....       (12)                  1         126                  17
Net income (loss) ...............      (105)                  3         110                 (31)

The second quarter 2004 amounts primarily relate to the changes in estimates of the net assets sold and the resolution of certain contractual matters associated with the sale of WMG.

As of June 30, 2004, there are $34 million of assets and $128 million of liabilities associated with the former music operations. The liabilities are principally related to severance and pension obligations to former employees of the Music segment, which were retained by Time Warner. All of the assets and a majority of the liabilities are expected to be collected or paid in the next twelve months.

                                TIME WARNER INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6: CABLE CAPITAL EXPENDITURES AND SUBSCRIBER STATISTICS

CAPITAL EXPENDITURES

The Cable segment's capital expenditures from continuing operations are comprised of the following categories:

                                  THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                  ---------------------------     -------------------------
                                     2004            2003            2004            2003
                                     ----            ----            ----            ----
                                                          (MILLIONS)
Customer premise equipment ......    $182            $193            $348            $371
Scaleable infrastructure ........      42              41              66              66
Line extensions .................      59              50             105              89
Upgrade/rebuild .................      33              60              54              98
Support capital .................      83              83             145             149
                                     ----            ----            ----            ----
   Total capital expenditures ...    $399            $427            $718            $773
                                     ====            ====            ====            ====

CABLE SUBSCRIBER STATISTICS

At the Time Warner Cable segment, total customer relationships, representing the number of customers that receive at least one level of service, increased by 0.8% to 11.441 million as of June 30, 2004 compared to 11.348 million as of June 30, 2003 and revenue generating units, representing the total of all analog video, digital video, high-speed data and telephony customers, increased by 7.1% to 19.258 million as of June 30, 2004 compared to 17.985 million as of June 30, 2003. The Company's subscriber amounts include all subscribers at both consolidated entities and investees accounted for under the equity method of accounting that are managed by the Company.


NOTE 7: AOL RELATED EXPENSES

Marketing Expenses

During the second quarter of 2004, the Company recorded an approximate $25 million adjustment to reduce excess marketing accruals made in prior years. This adjustment was primarily related to AOL's European operations. This adjustment was reflected as a reduction of second quarter marketing expenses recorded in "selling, general and administrative" expenses in the accompanying consolidated statement of operations. Management does not believe that the understatement of prior years' results was material to any prior year's financial statements. Similarly, management does not believe that the adjustment made is material to current period results.

Internet Sales Taxes

AOL's three and six month results for 2004 were impacted by the provision of certain state sales tax reserves related to the November 2003 expiration of the federal moratorium on Internet sales taxes. Both the U.S. Senate and U.S. House of Representatives have passed legislation that would retroactively reinstate the federal moratorium on Internet sales taxes. As of June 30, 2004, AOL has accrued a $40 million liability for such sales taxes. Depending upon the legislation ultimately passed, if any, all or some portion of this accrued liability may be reversed, positively impacting AOL's future results of operations. However, until such legislation is passed, AOL continues to accrue for such sales taxes.